EXHIBIT 99.2


                               AVOCENT CORPORATION

                   COMMENTS BY MANAGEMENT ON FINANCIAL RESULTS

                     FOR THE QUARTER ENDED DECEMBER 31, 2006

Concurrently with the filing of these comments, Avocent Corporation has issued a press release containing financial information for the quarter ended December 31, 2006. The following commentary should be read in conjunction with that press release including its financial tables.

Overview for the Quarter and Year
---------------------------------

We were very pleased with our results for both the fourth quarter and year. Operational revenue of $168.9 million for the fourth quarter was within our guidance range and represents an increase of 58.1% from the fourth quarter of 2005 and an increase of 18.7% from the third quarter of 2006. Operational revenue of $523.7 million for the year represents an increase of 41.6% from 2005. After joining our company on August 31, 2006, LANDesk contributed $29.7 million to our revenues for the fourth quarter and $43.2 million for the year.

The Management Systems Division recorded revenue of $124.3 million, up 30.8% from the fourth quarter of last year and up 8.2% from the third quarter of this year. For the fourth quarter, revenue from the sale of KVM products was approximately $98.8 million, while revenue from serial products was approximately $15.8 million. Our KVM and serial management products benefited from continuing demand from our data center customers for our integrated digital products and growing demand from new market opportunities such as the branch market.

As planned, our Cyclades integration efforts were completed in the fourth quarter. Our operations group has successfully transitioned Cyclades product manufacturing to Avocent contract manufacturers with fulfillment accomplished through our Huntsville and Shannon facilities. The integration of the finance, administrative and human resources functions from Cyclades is also complete.

LANDesk revenue increased to $29.7 million in the fourth quarter of 2006 from $24.8 million in the fourth quarter of 2005. Contract bookings increased 22.0% in the fourth quarter of 2006 from the same period in 2005. Revenue and bookings benefited from increases in new license sales of the LANDesk Management Suite and new subscriptions of the LANDesk Security Suite. The security products have increased to 19.2% of LANDesk revenue this quarter versus 12.7% in the fourth quarter of 2005. The change in mix has an impact on revenue recognized as license sales usually are recognized upon delivery of the license keys whereas subscription revenues are deferred and amortized to revenue over the subscription term. LANDesk deferred revenues reflected a net increase of $7.2 million during the fourth quarter of 2006.

As mentioned previously, our integration plans for LANDesk are much different from our Cyclades plans, and LANDesk will operate as a separate division. Our teams across all functions are working together to build the relationships needed to make this acquisition a success. We will begin limited cross-selling efforts between our LANDesk and Management Systems Divisions during 2007. We are also coordinating product roadmaps, and we will integrate the software platforms over the next 18 months.

Our AESS Division also provided a solid contribution to our fourth quarter and recorded $9.4 million in revenue compared to $7.0 million in the fourth quarter of 2005. The increase resulted from growth in underlying server units where our technologies are embedded and from the addition of certain products acquired from Agilent in March 2006.

Our other, smaller entrepreneurial divisions continue to make progress. As expected, our Desktop Solutions Division recorded its first revenue in the fourth quarter of 2006 with its launch of the first generation of a high-end desktop/extension over IP product. Our Connectivity & Control Division recently delivered the first managed high definition wired and wireless media extender. We are encouraged by the progress we have made building our presence in the emerging digital signage and wireless extension market and believe we are positioned to take advantage of the market growth. We moved the Mobile Solutions Division to LANDesk after the fourth quarter. The mobile device technology fits well with the LANDesk products and customer base. LANDesk has already incorporated this technology into its Management Suite, and we are beginning to see interest from customers. One of the keys to our long term success has been our ability to identify and enter niche markets early in their evolution. These entrepreneurial business units and our continued focus on emerging technologies serve to provide Avocent the potential to continue this long term success.

GAAP basis revenue was $167.7 million for the fourth quarter and $522.0 million for the year. Operational revenue includes $1.2 million and $1.7 million in the fourth quarter and year, respectively, of amortization of LANDesk deferred revenue, which was not recognized on a GAAP basis as it was reduced in the application of purchase accounting. Had we not acquired LANDesk, the $1.2 million and $1.7 million represent the portion of deferred revenue LANDesk would have recognized as earned during the fourth quarter and year.

Gross Margin
------------

Total gross profit was $112.6 million for the quarter. Our fourth quarter gross margin set a new Avocent record, at 66.7%, up 3.0 percentage points compared to 63.7% for the third quarter of 2006, and up 5.8 percentage points compared to 60.9% for Q4 2005. The increase in gross profit was driven primarily by the addition of LANDesk software and maintenance revenue. LANDesk software and maintenance revenues generated gross profit at 90.2% for the quarter. Legacy Avocent, excluding LANDesk, produced $85.8 million in gross margin on $139.2 million in sales, or 61.3%, up 0.8% compared to the 60.5% experienced in Q3 2006. The increase in gross margin was primarily driven by higher volumes in digital products combined with benefits from the transfer of Cyclades production to Avocet's contract manufacturers.

Our sales of new products that were introduced or significantly refreshed during the past 12 months contributed approximately $36.6 million to revenue in the quarter at a combined gross margin higher than our average gross margin.

Operating Expenses
------------------

R&D costs were $18.2 million, inclusive of $4.9 million for LANDesk operations, and represented 10.8% of sales. This is compared to $14.9 million for Q3 of 2006, with the increase primarily attributable to the impact of LANDesk operations for the full quarter versus only one month during Q3 2006. Compared to Q4 of 2005, R&D expenses increased $5.1 million due primarily to the addition of LANDesk.

Selling, General and Administrative expenses were $50.2 million, or 29.7% of sales, inclusive of $17.8 million from LANDesk operations. This compares to $35.0 million for Q3 2006 and represents an increase of $15.2 million, $12.9 million of which is due to the inclusion of LANDesk operations for the full quarter compared to only one month during Q3 of 2006.

Our R&D and SG&A expenses during the fourth quarter of 2006 benefited from a full quarter's impact of the cost saving measures implemented in the Cyclades integration activities earlier in 2006.

As anticipated, integration expenses associated with acquisitions dropped during the quarter. We expensed $0.3 million during the fourth quarter of 2006 compared to $1.3 million during the third quarter of 2006.

Our operating profit increased $14.8 million compared to the fourth quarter of 2005 and $4.4 million compared to the third quarter of 2006, to $43.9 million, inclusive of $4.0 million from LANDesk operations, resulting in an operating margin of 26.0% for the fourth quarter of 2006.

Other Income Statement Items
----------------------------

Other income and expense netted to an expense of $1.3 million for Q4, down $1.6 million compared to Q3 and $3.6 million compared to Q4 2005. The reduction is related directly to our reduced amounts available for investment and the interest expense on our line of credit as we funded the acquisition of Cyclades at the end of the first quarter of 2006 and LANDesk at the end of August 2006. Also, we used approximately $35.4 and $30.7 million of cash during the third and fourth quarters of 2006, respectively, for our share repurchase program.

Our effective tax rate for the quarter was 23.7% compared to 23.6% for Q3 2006 and 21.7% for Q4 2005. The mix of pretax profit among our U.S. and foreign based companies affects the rate. We are currently integrating our tax planning strategies and reviewing recent legislative changes to the US R&D tax credits that may have an impact on our future effective tax rates.

Income before the effects of intangible asset amortization and stock-based compensation was $32.5 mi1lion or 19.2% of sales. This compares to $30.4 million for the third quarter of 2006 and $24.6 million for the fourth quarter of 2005.

Operational earnings per share (before the effects of intangible amortization, and stock-based compensation) amounted to 62 cents per diluted share for the quarter versus 49 cents for the fourth quarter of 2005. Our weighted average diluted shares outstanding increased year over year by approximately 2.3 million to 52.1 million this quarter related to the net new shares issued in the LANDesk acquisition (offset by shares we repurchased).

During the fourth quarter, we bought back 850,000 shares of Avocent stock at a cost of $30.7 million. These shares combined with the shares of Avocent stock bought back in prior quarters total 9.8 million shares out of the 10 million shares authorized for repurchase under our repurchase programs. The shares repurchased during the fourth quarter were used to offset the 668,000 options exercised during the quarter and a portion of the restricted stock units vesting on January 1, 2007. Proceeds from option exercises totaled $15 million in the fourth quarter of 2006.

Balance Sheet Items
-------------------

At the end of the fourth quarter we had approximately $108 million in cash and investments. Cash flow from operations was approximately $13 million for the quarter and $66 million for the year.

Our accounts receivable balance increased, as did our DSO (to 70.9), due to an increased amount of sales occurring in the last month of the quarter and adding LANDesk customer balances which tend to have longer payment terms than legacy Avocent balances have. Excluding LANDesk, our DSO was 57.18, within our target of 60 for legacy Avocent.

While our inventories increased in the fourth quarter, our inventory turns increased slightly to 5.5. Our inventory levels continued to grow as we completed the transition of the Cyclades purchasing, warehousing and order fulfillment functions from Fremont to Huntsville in the United States and from Germany to Shannon in Europe. In addition, the product transitions in relation to the integration of the Avocent and Cyclades product roadmaps and introduction of RoHS-compliant products affected inventories.

During the quarter, we invested approximately $2.8 million for capital expenditures for a variety of projects. At December 31, 2006, the balance outstanding on our line of credit was approximately $150 million, a $12 million decline from the end of our third quarter.

Based on preliminary estimates, we expect to pay earn-out consideration to the former LANDesk shareholders of approximately $27.0 million during the first quarter of 2007, following the filing of our 2006 Annual Report on Form 10-K. We expect to fund this primarily through our line of credit.

Forward-Looking Statements
--------------------------

This commentary contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the integration and operation of LANDesk and its operations, roadmap, and software platforms, the size and growth of the current and future markets our products and technologies, our effective tax rate in the future, and the expected earnout payable to LANDesk shareholders. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions and acquisition integration, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2006 and our quarterly reports on Form 10-Q filed with the SEC on May 10, 2006, August 4, 2006 and November 7, 2006. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.